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                                                                       EXHIBIT 4
                                PLEDGE AGREEMENT

                                January 31, 2000

Charles F. Connor, Jr.
3238 West Main Street
Claremont, NC 28610

Dear Charles:

         In connection with my purchase from you today of your shares of the common stock of Fresh Foods, Inc. (the "Company") pursuant to a Stock Purchase Agreement dated December 22, 1999 between us, as amended as of the date hereof (as so amended, the "Stock Purchase Agreement"), and my payment of a portion of the purchase price for such shares by my delivery to you of my promissory note of even date herewith in the principal amount of $3,598,910.06 (the "Note), this is to confirm the terms of my pledge to you of 422,011 of the shares of the Company's common stock so purchased from you (the "Shares") to secure my obligations to you hereunder and under the Note (the "Secured Obligations"), pursuant to the terms of this Pledge Agreement (this "Agreement"). In connection with this Agreement, Wachovia Securities, Inc. ("WSI"), you and I are contemporaneously entering into a Securities Account Control Agreement in the form attached hereto as Exhibit A (the "Securities Account Control Agreement"), providing for the Shares to be held in a controlled account with WSI under my name, designated as the James H. Richardson, Jr. Pledge Account, to perfect your security interest in the Shares and any other Collateral described herein.

PLEDGE; TERMINATION OF PLEDGE. To secure the Secured Obligations, I hereby pledge and grant to you a security interest in the Collateral, as defined herein, subject to the terms of this Agreement. Such pledge and security interest shall constitute a first priority lien upon the Collateral and shall continue in full force and effect until all of the Secured Obligations shall have been fully and finally paid. Upon the full and final payment of all of the Secured Obligations, the pledge and security interest created hereby shall terminate, you shall have no further interest in the Account or the other Collateral, and you shall take any and all such actions as I reasonably request to evidence your release of the pledge and security interest created hereby and to terminate your interest in the Account.

COLLATERAL.  The "Collateral" consists of:

         (a) the Shares and, except as otherwise provided herein, all dividends and distributions on or with respect to, and all securities, cash or other property issued in exchange or substitution for (whether pursuant to merger, consolidation, recapitalization, stock split or otherwise) the Shares or any of the foregoing;

         (b) all of my interests in the Account and the cash, securities and other property held therein; and

         (c) the proceeds of any of the foregoing.


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MAINTENANCE OF COLLATERAL. While the Collateral is subject to this Agreement,
(a) I shall not, and shall not have or exercise any authority to, sell, exchange, pledge, hypothecate or otherwise dispose of any the Collateral or any interest therein without your prior written consent, (b) I shall not, and shall not have or exercise any authority to, have any certificates for the Shares or any other Collateral consisting of securities transferred out of the Account or to me or in my name, and (c) the Collateral shall be and remain free and clear of any and all liens, encumbrances and adverse claims (including any restrictions on transfer other than restrictions imposed by applicable securities laws) other than the pledge and security interest hereunder. In the event that any of the Collateral should come into my hands outside the Account, I will promptly deposit the same into the Account. In the event that, due to circumstances reasonably beyond your control, WSI fails or refuses to hold any of the Collateral in the Account, such Collateral may be held directly by you pursuant to and subject to the terms of this Pledge Agreement until such time as I establish another account similar to the Account and reasonably acceptable to you to hold such Collateral, which other account will then become the Account hereunder. While held in the Account, the Collateral shall be deemed held for your benefit to the extent of your security interest therein, and WSI or any other person having custody of the Collateral in such Account shall be deemed your agent for purposes of perfecting such security interest.

RIGHTS PRIOR TO DEFAULT. For so long as no Event of Default (defined herein) has occurred and is continuing, I shall be entitled to (a) have and exercise all voting and consensual rights and powers pertaining to the Shares or any other securities included in the Collateral, (b) receive any and all Ordinary Dividends with respect to the Shares free and clear of this pledge, and (c) direct that any other cash held in the Account be applied to payment of the Secured Obligations. "Ordinary Dividend" means any regular periodic dividend paid on the Shares or other securities included in the Collateral that, together with all other such dividends paid within the then-preceding 12 months, does not exceed 6% of the then fair market value of the securities on which such dividend is paid. If necessary and I so request, you shall issue appropriate instructions to WSI as to my voting and consensual rights and rights to receive Ordinary Dividends and apply payments to the Secured Obligations as provided in this paragraph. Upon the occurrence and during the continuation of any Event of Default, the foregoing rights shall terminate, and you shall be entitled to have and exercise all such voting and consensual rights and to retain all such Ordinary Dividends as part of the Collateral hereunder.

EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute an "Event of Default" hereunder and under the Note:

(a) My failure to make any payment or prepayment of principal of or interest on the Note after the same becomes due, unless such failure is cured within ten (10) days from the due date; or

(b) My failure to maintain life insurance on my life in an amount at least equal to the outstanding principal balance of the Note with an appropriate collateral assignment of such policy and the proceeds thereof reasonably satisfactory to you to secure payment of the Note, subject to no other liens, encumbrances or adverse claims (the "Collateral Assignment"); provided that until March 1, 2000 such failure shall not constitute an Event of Default so long as I am diligently pursuing obtaining such life insurance and providing such Collateral Assignment as soon as practicable and by no later than March 1, 2000; or



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(c)  My failure to perform any other obligations under this Agreement, the Note, the Securities Account Control Agreement or the Collateral Assignment, unless such failure is cured within fifteen (15) days after notice thereof is given to me; or

(d) My failure to perform any of my obligations under my Guaranty Agreement of even date herewith in favor of you (the "Guaranty Agreement"), unless such failure is cured within fifteen (15) days after notice thereof is given to me.

(e) The commencement of any proceedings by or against me, and with respect to me as debtor, under any applicable bankruptcy, insolvency or similar laws for the relief of debtors, other than an involuntary proceeding against me that is dismissed within 60 days after commencement, or any general assignment by me for the benefit of creditors, or any other action taken by me or my creditors resulting in the marshalling of my assets and liabilities to pay creditors.

REMEDIES UPON DEFAULT. In addition to any and all other rights and remedies you may have under applicable law, or under the terms of the Note, the Guaranty Agreement, the Securities Account Control Agreement, the Collateral Assignment or any other instrument evidencing or securing the Secured Obligations, or provided elsewhere in this Agreement, upon the occurrence and during the continuation of an Event of Default you shall have, with respect to the Collateral, all of the rights and remedies of a secured party under the North Carolina Uniform Commercial Code. Without limiting the generality of the foregoing, upon the occurrence and during the continuation of an Event of Default, (a) you may assume exclusive control over the Account in accordance with the terms of the Securities Account Control Agreement (provided that you shall send to me a copy of any "Notice of Exclusive Control" given under the Securities Account Control Agreement at the time it is sent to WSI), (b) you may take possession of all or any part of the Collateral for purposes of exercising your rights and remedies with respect thereto, (c) you may apply any portion of the Collateral that consists of cash to the Secured Obligations, and (d) you may sell any or all of the Collateral at public or private sale in such commercially reasonable manner as you may determine and apply the proceeds of such sale first to your reasonable costs and expenses of retaking, holding, preparing for disposition, processing and disposing of the Collateral (including reasonable attorneys' fees and legal expenses) and then to satisfaction of the Secured Obligations in such order as you may determine, with any surplus to be paid to me or to such other person as is legally entitled thereto. In the event that such proceeds are insufficient to satisfy the Secured Obligations in full, I shall remain liable for any deficiency. Any such sale may be conducted in any commercially reasonable manner, and you shall not be liable for any diminution in value of the Collateral pending such sale or pending your exercise of your rights and remedies hereunder. You shall give me at least fifteen (15) days notice prior to any such sale, and I agree that such notice shall be deemed commercially reasonable. If any of the Collateral consisting of securities may not be publicly sold due to restrictions imposed by applicable securities laws, or because the applicable public securities markets will not absorb the volume represented by such sale, it shall be commercially reasonable for you to sell such Collateral in one or more private sales conducted in a commercially reasonable manner, even though at a price per share or other unit less than the price prevailing in the public securities markets.

FURTHER ASSURANCES. As reasonably requested by you, I will from time to time execute and deliver such financing statements, stock powers, and other instruments as you may reasonably



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request in order to maintain, perfect or evidence the pledge and security interest granted hereby and to enable you to exercise your rights and remedies hereunder.

NOTICES. Any notice to be given to me in connection with this Agreement or the Note shall be in writing and shall be directed to me at the address set forth below my signature hereto, or such other address in North Carolina as I may hereafter provide to you in writing (my "Notice Address"). Such notice will be deemed effective upon the earlier of my actual receipt thereof or the actual delivery thereof to my Notice Address, addressed to me, whether or not I accept receipt. Any notice to be given to you in connection with this Agreement or the Note shall be in writing and shall be directed to you at the address set forth below your signature hereto, or such other address in North Carolina as you may hereafter provide to me in writing (your "Notice Address"). Such notice will be deemed effective upon the earlier of your actual receipt thereof or the actual delivery thereof to your Notice Address, addressed to you, whether or not you accept receipt.

         No waiver by you of any of your rights under this Agreement at any time shall constitute or evidence any waiver of any other rights or any waiver of such rights at any other time. If any provision hereof shall be invalid or unenforceable, such shall not impair the validity or enforceability of any other provisions hereof.

         This Agreement shall be governed by the laws of the State of North Carolina, including the applicable provisions of the North Carolina Uniform Commercial Code.

         Please indicate your acceptance of this Agreement by signing a copy of this letter in the space provided below, whereupon it will become my binding obligation effective the date hereof.

                                                 Very truly yours,


                                                 /s/ James C. Richardson, Jr.
                                                 -------------------------------
                                                 James C. Richardson, Jr.

                                                 NOTICE ADDRESS:

                                                 361 Second Street, N.W.
                                                 Hickory, North Carolina 28601

ACCEPTED:


/s/ Charles F. Connor, Jr.
----------------------------------
Charles F. Connor, Jr.

NOTICE ADDRESS:

3238 West Main Street
Claremont, NC  28610



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